EXHIBIT 99.1

NewMarket Corporation Reports First Quarter 2016 Results

•	NewMarket Posts First Quarter EPS of $5.22, Up 1.6%

•	Petroleum Additives First Quarter Operating Profit of $100.4 Million, Down 4.4%

•	Continuing Investment in R&D and Capital Spending to Fuel Long-Term Growth

•	98,867 Shares Repurchased in First Quarter

Richmond, VA, April 27, 2016 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the first quarter of 2016.
Net income for the first quarter of 2016 was $61.9 million, or $5.22 per share, compared to net income of $63.9 million, or $5.14 per share, for the first quarter of 2015. Earnings for the first quarter of this year and last year included the impact of valuing an interest rate swap at fair value. Excluding this item, first quarter 2016 earnings were $64.3 million, or $5.42 per share, compared to $65.4 million, or $5.26 per share, last year (see Summary of Earnings table below).
Sales for the petroleum additives segment for the first quarter of 2016 were $506.1 million, down 8.8% versus the same period last year, due mainly to changes in selling prices, mix and lower shipments. Petroleum additives operating profit for the first quarter of 2016 was $100.4 million, a 4.4% decrease over first quarter operating profit last year of $105.0 million. The decrease was due to changes in selling price and lower shipments, substantially offset by lower raw material costs. Petroleum additives shipments for the first quarter of 2016 were down 3.4% from the same period last year. Decreases in lubricant additives shipments in North America and Latin America were partially offset by increases in Asia Pacific and Europe, and fuel additive decreases in North America and Europe were partially offset by increases in Asia Pacific and Latin America.
During the first quarter, we repurchased 98,867 shares of our stock at a cost of $35.8 million, or an average cost per share of $362.25. We also funded capital expenditures of $28.4 million primarily to support the construction of the Singapore Plant, and we paid dividends of $19.0 million.
We are pleased with the strong performance of the petroleum additives segment, evidenced by just over $100 million in operating profit in the first quarter of 2016. Our operating profit margin for the rolling four quarters ended March 31, 2016 was 17.8%, which is consistent with our long term expectations for the performance of the petroleum additives business. We are continuing to invest in the future with robust spending in research and development to position us to meet our customers’ business needs with innovative solutions. We are also nearing the completion of phase one of our Singapore manufacturing facility. Phase two is expected to be completed in 2018, and will more than double our investment there. We believe the fundamentals of how we run our business - a long term view, safety first culture, customer-focused solutions, technology driven product offerings, and world class supply chain capability - will continue to be beneficial for all our stakeholders.

	Summary of Earnings (In millions, except per-share amounts)
	Three Months Ended March 31,
	2016	2015
Net Income:
Net income	$61.9	$63.9
Loss (gain) on interest rate swap agreement	2.4	1.5
Income excluding the above special item	$64.3	$65.4
Diluted Earnings Per Share:
Net income	$5.22	$5.14
Loss (gain) on interest rate swap agreement	0.20	0.12
Income excluding the above special item	$5.42	$5.26

Sincerely,
Thomas E. Gottwald
The results for this year and last year include the impact of valuing an interest rate swap at fair value. The Company is reporting net income and related per share amounts including this item, as well as excluding it, in the Summary of Earnings table included in the earnings release. The Segment Results and Other Financial Information table included in this earnings release includes a non-GAAP financial measure, Income before Special Items and Income Tax Expense, which is reconciled to a GAAP measure. The Company has also included the non-GAAP financial measure EBITDA in this earnings release. A schedule following the financial statements included in this earnings release is provided reflecting the calculation of EBITDA, defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation and amortization. EBITDA is shown on the schedule both including and excluding the interest rate swap agreement. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, April 28, 2016 to review first quarter 2016 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until May 5, 2016 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) or 1-201-612-7415 (international). The conference ID number is 13634255. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at manufacturing facilities, including single-sourced facilities; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; failure to attract and retain a highly-qualified workforce; hazards common to chemical businesses; competition from other manufacturers; sudden or sharp raw material price increases; the gain or loss of significant customers; the occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; an information technology system failure; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; and our inability to realize expected benefits from investment in our infrastructure or future acquisitions or our inability to successfully integrate future acquisitions into our business; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2015 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue:
Petroleum additives	$506,143	$554,765
All other (a)	3,784	4,801
Total	$509,927	$559,566
Segment operating profit:
Petroleum additives	$100,389	$105,025
All other (a)	236	2,099
Segment operating profit	100,625	107,124
Corporate unallocated expense	(5,270)	(7,015)
Interest and financing expenses	(4,188)	(3,816)
Other income (expense), net	1,633	(248)
Income before special item and income tax expense	92,800	96,045
Gain (loss) on an interest rate swap agreement (b)	(3,854)	(2,408)
Income before income tax expense	$88,946	$93,637
Net income	$61,931	$63,947
Earnings per share - basic and diluted	$5.22	$5.14

Notes to Segment Results and Other Financial Information
(a) "All other" includes the results of our tetraethyl lead (TEL) business, as well as certain contracted manufacturing and services associated with Ethyl Corporation.

(b) The gain (loss) on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the changes to fair value of the interest rate swap and, accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2016	2015
Net sales	$509,927	$559,566
Cost of goods sold	334,377	378,294
Gross profit	175,550	181,272
Selling, general, and administrative expenses	40,940	41,809
Research, development, and testing expenses	39,216	39,685
Operating profit	95,394	99,778
Interest and financing expenses, net	4,188	3,816
Other income (expense), net (a)	(2,260)	(2,325)
Income before income tax expense	88,946	93,637
Income tax expense	27,015	29,690
Net income	$61,931	$63,947
Earnings per share - basic and diluted	$5.22	$5.14
Cash dividends declared per share	$1.60	$1.40

Notes to Consolidated Statements of Income

(a)
On June 25, 2009, we entered into an interest rate swap. Other income (expense), net includes a loss on the interest rate swap of $3.9 million for the three months ended March 31, 2016 and $2.4 million for the three months ended March 31, 2015. We are not using hedge accounting to record the changes to fair value of the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$122,256	$93,424
Trade and other accounts receivable, less allowance for doubtful accounts ($466 - 2016; $487 - 2015)	314,171	287,967
Inventories	302,871	351,631
Prepaid expenses and other current assets	34,493	35,370
Total current assets	773,791	768,392
Property, plant, and equipment, at cost	1,170,539	1,128,989
Less accumulated depreciation and amortization	738,726	726,543
Net property, plant, and equipment	431,813	402,446
Prepaid pension cost	23,025	20,430
Deferred income taxes	41,158	44,729
Intangibles (net of amortization) and goodwill	9,762	10,907
Deferred charges and other assets	37,891	39,345
Total assets	$1,317,440	$1,286,249
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$112,966	$128,745
Accrued expenses	88,907	99,511
Dividends payable	17,389	17,594
Income taxes payable	15,678	12,773
Other current liabilities	5,165	5,057
Total current liabilities	240,105	263,680
Long-term debt	541,124	490,920
Other noncurrent liabilities	145,063	144,085
Total liabilities	926,292	898,685
Shareholders' equity:
Common stock and paid-in capital (without par value); issued and outstanding shares - 11,848,949 in 2016 and 11,948,446 in 2015	428	0
Accumulated other comprehensive loss	(148,787)	(144,526)
Retained earnings	539,507	532,090
Total shareholders' equity	391,148	387,564
Total liabilities and shareholders' equity	$1,317,440	$1,286,249

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Three Months Ended March 31,
	2016	2015
Net income	$61,931	$63,947
Depreciation and amortization	10,680	10,186
Cash pension and postretirement contributions	(6,383)	(6,730)
Noncash pension and postretirement expense	3,039	5,837
Working capital changes	(7,901)	(13,806)
Capital expenditures	(28,446)	(20,424)
Net borrowings under revolving credit facility	45,000	10,000
Repurchases of common stock	(35,815)	(1,042)
Dividends paid	(18,959)	(17,421)
All other	5,686	(14,307)
Increase in cash and cash equivalents	$28,832	$16,240

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Three Months Ended March 31,
	2016	2015
Net Income	$61,931	$63,947
Add:
Interest and financing expenses, net	4,188	3,816
Income tax expense	27,015	29,690
Depreciation and amortization	10,410	9,914
EBITDA	103,544	107,367
(Less) plus: (Gain) loss on interest rate swap agreement	3,854	2,408
EBITDA, as adjusted	$107,398	$109,775